SUBSIDIARIES OF THE COMPANY

Name of the Subsidiary	State or Country in Which Organized

230905 Ontario Limited	Canada
Aspire Technology Limited	England

ComputerLand Corporation	California

Concentrix BPO Private Limited	India

Concentrix Corporation	New York

Concentrix Costa Rica, S.A.	Costa Rica

Concentrix Free Trade Zone, S.A.	Costa Rica

Concentrix HK Limited	Hong Kong

Concentrix Nicaragua S.A	Nicaragua
License Online, Inc.	California

Occidental Business Services, S.A.	Costa Rica

Sennex Enterprises Limited	Hong Kong

SIT Funding Corporation	Delaware

SYNNEX Canada Limited	Canada

SYNNEX GBS Limited	Bermuda

SYNNEX GBS, Inc.	Delaware

SYNNEX Information Technologies (Beijing) Ltd.	China

SYNNEX Information Technologies (Chengdu) Ltd.	China

SYNNEX Information Technologies (China) Ltd.	China

SYNNEX Information Technologies (UK) Ltd.	England

SYNNEX Infotec Corporation	Japan

SYNNEX Investment Holdings Corporation	British Virgin Islands

SYNNEX Logistics Corporation	British Virgin Islands

SYNNEX de México, S.A. de C.V.	Mexico

SYNNEX New (BVI) Corporation	British Virgin Islands

SYNNEX NewHK Limited	Hong Kong

SYNNEX Software Technologies (HK) Limited	Hong Kong

SYNNEX-Concentrix Corporation	British Virgin Islands

SYNNEX-Concentrix UK Limited	England
The Global Email Company Limited	United Kingdom